UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Dell Inc.

(Name of Registrant as Specified In Its Charter)

O. Mason Hawkins
Chairman of the Board and C.E.O.
Southeastern Asset Management, Inc.

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On April 12, 2013, the principals of Southeastern Asset Management, Inc. (“SEA”) sent the following letter to their clients:

Date: To: From: Subject:	April 12, 2013 The Clients of Southeastern Asset Management, Inc. The Principals of Southeastern Asset Management, Inc. Update on Our Opposition to the Proposed Michael Dell/Silver Lake Buyout

We are writing to update you on the progress at Dell since our 13D filing. Three days after the Company announced a management-led, go private proposal on February 5th, Southeastern sent a letter to the Board of Directors stating that the $13.65 per share price significantly undervalued the Company and we would oppose the transaction. We wrote that the Board could have maximized shareholder value through various alternatives, including selling parts of the business, distributing offshore cash, or recapitalizing. We had discussed these options with management over the last several years as the stock price diverged from the value of the Company’s assets and free cash flow. Since our February letter, Southeastern has been working hard to secure a better outcome for our clients through a superior offer or a rejection of the current bid.

Other institutional Dell investors have expressed publicly their unhappiness with the “go private” proposal, including T. Rowe Price, Yacktman Funds, Harris Associates, and Pzena Investment Management. Notably, aside from Michael Dell, no institutional long-term owners of the Company have expressed support for the deal. To prepare for the possibility that there will be no superior offer, Southeastern hired a proxy solicitation firm and submitted a request to Dell under Delaware law to obtain a shareholder list with ongoing updates. We have received a current list.

On March 22, two firms submitted preliminary bids that Dell’s Board agreed might lead to a superior proposal. Based on the limited proposal details available to date, both Blackstone and Carl Icahn appear to provide a higher price to those who choose to exit their investments now, and importantly, both give shareholders the option to retain their investment in Dell going forward through some version of a “public stub.” In fact, these initial proposals might be better described as large share repurchases with a continued listing on NASDAQ.

On March 29, Dell released its proxy statement outlining the management-led buyout deal in a 1,000 page document with only a single page addressing how it believes being private improves the business. We have responded in a letter to the Dell Board and its Special Committee, noting that the proxy statement describes a process that seems focused on giving Michael Dell what he wants as opposed to pursuing credible better alternatives for shareholders and the business. The document dwells on the declining PC business, which represents less than 20% of our appraisal of the Company. Henceforth, we expect any information Dell provides will focus on the declining PC business to promote the proposed go-private offer, reversing, in substance, what management has been saying for the last three years about its transformation and Dell’s bright future.

What comes next? With many moving parts, no specific timetable exists. It is likely to take five to eight weeks for the SEC to conclude its review of Dell’s proxy statement. In the interim, we expect Icahn and Blackstone will complete their work to determine whether to submit formal bids. If the Dell Board receives a firm offer that it views as superior, Michael Dell and Silver Lake will have four days to match it. In the event of no alternative bid, or Dell’s rejection of such a bid, a proxy vote will likely occur mid-summer. Should the go-private proposal receive a majority of the outstanding shares entitled to vote (defined as shares that are not owned by Michael Dell and other affiliated shareholders) leading to the deal being approved, we will evaluate whether to pursue Delaware appraisal rights for a higher price through the courts.

We are fighting the current proposal, which misappropriates from our clients the option to share in Dell’s future success, forcing them instead to sell at a price we believe is inadequate and reflective of the recent PC struggles. Long-term owners have supported Dell in its transformation to an Enterprise Solutions and Services (ESS) company as management spent over $13 billion on acquisitions. Based on Dell’s 2014 estimates, ESS, a growing segment, will comprise over a third of revenue and almost 60% of Non-GAAP operating income.1
 Shareholders who have paid the price to build the foundation for Dell’s future success deserve the right to participate in the rewards.

The ongoing media frenzy around Dell naturally captures only a fraction of the full story. Southeastern’s ongoing work for the benefit of our clients may not be publicly evident by design. You can expect proponents of the deal to attempt to discredit Southeastern given our vocal opposition. We are pleased that thus far our efforts have highlighted the opportunities at Dell and the potential for a better outcome as evidenced by the deal opposition others have voiced as well as the Icahn and Blackstone proposals. The momentum is strong, and we will continue to diligently pursue a more equitable outcome for our clients.

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Table 1: Business Contributions(2) (B = Billions of USD)
	Revenues		Non-GAAP OI			Value
	(FY14E)	% of	(FY14E)		% of	Range	% of
EUC(1)	$36B	65%	$1.5B		42%	$7-8 B	~18%
ESS	19B	35%	2.0	B	58%	$20-25B	~55%
Net Cash + DFS	--	NMF	--		NMF	$11 B	~27%
(1) Includes the PC business and PC-related operations of the Support & Deployment and Software & Peripherals businesses
(2) Estimates based on numbers from Dell FY14 projections and Wall Street estimates

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About Southeastern Asset Management, Inc.

SEA, headquartered in Memphis, Tenn., is an investment management firm with $34 billion in assets under management acting as investment advisor to institutional investors and the four Longleaf Partners Funds: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners Global Fund and Longleaf Partners International Fund, as well as two Irish domiciled UCITS Funds: Longleaf Partners Global UCITS Fund and Longleaf Partners US UCITS Fund. Southeastern was established in 1975, and the first of the Longleaf Partners Funds was launched in 1987.

Important Legal Information

SEA intends to file other documents with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Dell Inc. (“Dell”), as contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell. Before making any voting or investment decision, investors and security holders of Dell are urged to read such other documents regarding the proposed acquisition, carefully in their entirety, because they contain important information about the proposed transaction. Investors and security holders of Dell may obtain free copies of other documents filed with, or furnished to, the SEC by SEA at the SEC’s website at www.sec.gov.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

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